Exhibit 23.6

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to the use of the technical report titled “Empire State Mines 2025 NI 43-101 Technical Report, Gouverneur, New York, USA” with a signing date of December 15, 2025, and an effective date of December 1, 2025 (the “ESM Technical Report”), and the information derived from the ESM Technical Report, as well as the reference to the undersigned’s name, in each case, where used in, incorporated by reference in or summarized or contained in the exhibits filed with, the Registration Statement on Form S-8 of Titan Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments, supplements and/or prospectuses thereto.

/s/ Derick de Wit
Name:	Derick de Wit, FAusIMM

Date: May 14, 2026